Exhibit 1

                   AGREEMENT FOR THE PURCHASE OF COMMON STOCK

      AGREEMENT, made as of this 8th day of November, 2005, by and between Glenn
A. Little with offices at 211 West Wall Street, Midland, Texas, (the "Seller") and Dalian Fushi Bimetallic Manufacturing Company, Ltd., a company organized under the laws of the People's Republic of China with offices at City of Dalian, Liaoning Province, People's Republic of China ("Buyer").

      WHEREAS Seller is the record holder of 20,000,000 restricted shares of common stock (the "Shares") of Parallel Technologies, Inc., a Nevada Corporation ("Parallel"), out of a total of 39,243,659 shares issued and outstanding.

      WHEREAS Seller wishes to sell to Buyer and Buyer wishes to purchase the Shares from Seller,

      NOW THEREFORE, In consideration of the mutual promises covenants and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

                                    ARTICLE I

                               SALE OF SECURITIES

      1.01 Sale of Shares. Subject to the terms and conditions of this Agreement, the Seller agrees to sell and Buyer agrees to purchase, the "Shares", for a total Purchase Price of Five Hundred Fifty Thousand U.S. Dollars ($550,000.00) (the "Purchase Price").

      1.02 Seller shall deliver the Shares to Steven L. Siskind, Esq., as Escrow Agent, which shares shall be dully endorsed for transfer with signature medallion guaranteed. Escrow Agent shall hold the shares pending receipt of the Purchase Price and upon receipt thereof shall cause the shares to be delivered to Buyer's attorney, Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022.

      1.03 The Shares are being sold to Buyer in reliance upon Buyer's representation that upon Buyer's assuming control of Parallel, by virtue of the purchase of the Shares pursuant to this Agreement, Buyer will cause Parallel to enter into a series of transactions, between Dalian Fushi and certain potential investors, to effect, or have substantially the effect of, a reverse merger of Parallel with Buyer.

      1.04 On the Closing Date, as defined below, Parallel will enter into a consulting agreement with Seller in the form attached hereto as Exhibit A (the "Consulting Agreement").

      1.05 Simultaneously with Seller's receipt of the Purchase Price hereunder, Seller shall:

            (i)   appoint Li Fu as a Director of Parallel;

            (ii) appoint John D. Kuhns and Mathus Yue Yang as Directors of Parallel, effective upon the later of 1) Seller's receipt of the Purchase Price hereunder or 2) passing of the tenth day after the mailing of a Schedule 14f-1 Information Statement to the record shareholders of Parallel; and


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            (iii) Deliver to Parallel and to Mr. Fu his resignation as a
                  Director, officer and from any other position held with Parallel, effective upon the later of 1) Seller's receipt of the Purchase Price hereunder or 2) passing of the tenth day after the mailing of a Schedule 14f-1 Information Statement to the record shareholders of Parallel.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                                    OF SELLER

      The Seller hereby represents and warrants to Buyer as follows:

2.01 Organization and Standing. Parallel is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is qualified to do business as a foreign corporation in every jurisdiction in which such qualification is required, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

2.02 Capitalization. As of the date hereof, and as of the Closing Date, the entire authorized capital stock of Parallel consists of 100,000,000 shares of common stock, par value $.006 per share, of which 39,243,569 shares are issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Parallel common stock have been duly authorized and are validly issued, fully paid, and non-assessable, were issued in compliance with all applicable securities laws, and have been issued free of preemptive rights of any security holder. Except as provided by this Agreement and the Consulting Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments (whether written or oral) as to the Shares or that could require Seller or Parallel to issue, sell, or otherwise cause to become outstanding any of Parallel's capital stock. There are nooutstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Shares or Parallel. Except as provided by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Parallel.

2.03 Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filings with, or obtain any authorization, consent, or approval of any government or governmental agency or other person, in order to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities law, the Securities Act of 1933, as amended (the "Act"), and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), resulting from the sale of the Shares.


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2.04 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parallel is subject or any provision of its charter or bylaws,
(B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parallel is a party or by which it is bound or to which any of its assets is subject, or (C) result in or require the creation or imposition of any encumbrance of any nature upon, or with respect to, any of the assets (including the Shares) of Parallel.

2.04 Material Agreements. Parallel is not a party to or bound by any contracts, including, but not limited to:

      (i) employment, advisory or consulting contract;

      (ii) plan providing for employee benefits of any nature;

      (iii) lease with respect to any property or equipment;

      (iv) contract, agreement, understanding or commitment for any future expenditure in excess of $1,000 in the aggregate;

      (v) contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization;

      (vi) agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of the Agreement.

2.05 Taxes. Parallel has filed all federal, state and local income or other tax returns and reports that it is required to file with all governmental agencies, wherever situate, and has paid all taxes as shown on such returns. All of such returns are true and complete.

2.06 Absence of Liabilities. As of the Closing Date (as defined below), Parallel will have no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes, except for the costs, including legal and accounting fees and other expenses, in connection with this transaction. Parallel is not a guarantor of any indebtedness of any other person, entity or corporation.

2.07 No Legal Actions; Compliance with Laws. There are no legal actions, lawsuits, proceedings or investigations, governmental, administrative or judicial, pending or threatened, against or affecting Parallel, or against any of Parallel's officers or directors and arising out of their operation of Parallel. Parallel has been in compliance with, and has not received notice of violation of any law, ordinance or regulation of any kind whatever, including, but not limited to, the Act, the Exchange Act, the rules and regulations of the SEC, or the securities laws and regulations of any state. Parallel is not an "investment company" as such term is defined by the Investment Company Act of 1940, as amended.


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

2.08 Corporate Records. All of Parallel's books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all respects since its date of incorporation.

2.09  Filings with the SEC; Financial Statements.

      (a) Parallel has made all filings with the SEC that it has been required to make under the Act and the Exchange Act (such reports, together with Parallel's Registration Statement on Form 10-SB filed with the SEC on March 15, 2005, and the amendments thereto (the "Form 10-SB"), are hereinafter collectively referred to as the "Public Reports"). Each of the Public Reports has complied with the Act and the Exchange Act, and the Sarbanes Oxley Act of 2002, and/or regulations promulgated thereunder, as the case may be, in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Form 10-SB, at the time it became effective under the Exchange Act, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the notes thereto) included in the Public Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Parallel as of such dates and the results of operations of Parallel for such periods; provided, however, that the financial statements for all interim periods are subject to normal year-end adjustments and lack footnotes and other presentation items. To the knowledge of the Seller, there is no event, fact or circumstance that would cause any certification signed by any officer of Parallel in connection with any Public Report pursuant to the requirements of the Sarbanes Oxley-Act of 2002 to be untrue, inaccurate or incorrect in any respect. The common stock of Parallel is validly, properly and effectively registered under the Exchange Act in accordance with all applicable federal securities laws and trades on the OTC Bulletin Board. There is no revocation order, suspension order, injunction or other proceeding or law (whether issued by the SEC, the NASD or other governmental body) affecting the effectiveness of Parallel's Exchange Act registration or the trading of its common stock. The consummation of the transactions contemplated by this Agreement do not conflict with, and will not result in any violation of, any NASD or OTC Bulletin Board trading requirement or standard applicable to Parallel or its common stock.


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

      (b) Since the date of the filing of its quarterly report on Form 10-QSB for the quarter ended June 30, 2005, except as specifically disclosed in the Public Reports: (i) there has been no event, occurrence or development that has had or that could result in a Material Adverse Effect (for the purposes of this Agreement, a "Material Adverse Effect" shall mean any event, occurrence, fact, condition, change or effect that is materially adverse to the business, assets, condition (financial or otherwise), operating results, or prospects of Parallel); (ii) Parallel has not incurred any liabilities (contingent or otherwise) other than professional fees, which are accurately reported in the SEC Reports; (iii) Parallel has not altered its method of accounting or the identity of its auditors; (iv) Parallel has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; (v) Parallel has not issued any equity securities to any officer, director or Affiliate (the term" Affiliate" is defined as set fort in 17 C.F.R.
Section 230.144(a)(1)); (vi) Parallel has not made any loan, advance or capital contributions to or investment in any person or entity; (vii) Parallel has not entered into any transaction or commitment made, or any contract or agreement entered into, relating to its business or any of its assets (including the acquisition or disposition of, or creation of a lien on, any assets) or any relinquishment by Parallel of any contract or other right; (viii) Parallel has not granted any severance or termination pay to any current or former director, officer or employee of Parallel, or increased the benefits payable under any existing severance or termination pay policies or employment agreements or entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of Parallel; (ix) Parallel has not established, adopted or amended (except as required by applicable law) any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Parallel; (x) Parallel has not increased the compensation, bonus or other benefits payable or otherwise made available to any of its current or former directors, offices or employees ; (xi) Parallel has not made any tax election or any settlement or compromise of any tax liability, in either case that is material to Parallel or entered into any transaction by Parallel not in the ordinary course of business

2.10 Subsidiaries. Parallel has no subsidiaries and does not own, or have the right to acquire, any securities of any other entity.

2.11 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by Parallel to arise, between the accountants and lawyers formerly or presently employed by Parallel. Parallel will be current with respect to fees owed to its accountants and lawyers as of the Closing Date.

                                   ARTICLE III

                                     Notices

3.01 All notices and other communications given or made pursuant hereto shall be sent by personal delivery, certified mail, return-receipt requested or by reputable overnight courier next day delivery, and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or upon receipt if delivered by certified mail or overnight courier to the parties at the addresses set forth in the preamble to this Agreement (or at such other address for a party as shall be specified by like changes of address)


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

                                   ARTICLE IV

                                Entire Agreement

4.01 This Agreement is the entire agreement between the parties in respect of the subject matter hereof, and there are no other agreements, written or oral, nor may this Agreement be modified except in writing and executed by all of the parties hereto. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

                                    ARTICLE V

                                     Closing

5.01 The Closing of the transactions contemplated by this Agreement ("Closing") shall take place on or before November 15, 2005, or such other date as the parties hereto shall agree upon (the "Closing Date"). At the Closing, all of the documents and items referred to herein shall be exchanged.

                                   ARTICLE VI

                                  Governing Law

6.01 This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, except to the extent pre-empted by federal law, in which event (and to that extent only) federal law shall govern. Any proceedings, claims or actions of any kind hereunder, if instituted by or on behalf of Parallel, its successors of assigns, or the Seller shall be brought in the courts located in the County of New York in the State of New York. Any proceedings, claims or actions of any kind hereunder, if instituted by or on behalf of Buyer(s), their successors or assigns, shall be brought in the courts located in Midland County in the State of Texas.

                                  ARTICLE VIII

                                  Miscellaneous

7.01 This agreement shall insure to the benefit of and be binding upon, the parties hereto and the respective successors and assigns.

7.02 This Agreement may be executed in duplicate facsimile counterparts, each of which shall be deemed an original and together shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.


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      IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year above first written.

                                          DALIAN FUSHI BIMETALLIC
                                          MANUFACTURING COMPANY, LTD.

/s/ Glenn A. Little                       /s/ Li Fu
--------------------------                -------------------------
Glenn A. Little, Seller                   By: Li Fu


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                                    EXHIBIT A

                          FORM OF CONSULTING AGREEMENT

                              CONSULTING AGREEMENT

      This Consulting Agreement (this "Agreement") dated as of November __, 2005 (the "Effective Date"), is by and between Glenn A. Little, with offices at 211 West Wall Street, Midland, Texas ("Consultant") and Parallel Technologies, Inc., Inc., a Nevada Corporation (the "Company").

                                    RECITALS

      A. The Company desires to retain the Consultant for the term set forth in this Agreement to assure itself of the services of the Consultant, and the Consultant is willing to be retained by the Company for the term on the terms and conditions set forth below.

      B. The Consultant desires to provide the services under this Agreement and represents that he is qualified to perform such services.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties agree as follows:

      1. Retention of the Consultant. Subject to the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant to perform the services set forth in this Agreement, and the Consultant accepts this retention on the terms and conditions set forth in this Agreement.

      2. Term. The term of this Agreement shall commence on the Effective Date and continue for 12 months from the Effective Date.

      3. Scope of Work. The services to be performed by the Consultant under this Agreement (the "Work") shall consist of providing advice, information and true and correct copies of documents regarding the Company's historical records and operations to its auditors, attorneys, officers and directors, and signing such documents, as they may reasonably request and providing information to the extent the requested information is reasonably available to Consultant. The Consultant shall not be required to work a specific number of hours during any time period nor shall the Consultant be required to travel in connection with the performance of the Work; provided, however, the Consultant shall respond within a reasonable amount of time after receipt of any such request for information or documents. The Company shall reimburse the Consultant for all reasonable expenses incurred in connection with copying and sending documents or other requested materials.

      4. Compensation and Payment.


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

            4.1 In consideration of Consultant's agreement to perform the Work, Consultant shall receive a warrant which shall be convertible, upon the occurrence of a reverse stock split, into 0.4% of the common stock of the Company (the "Stock") outstanding immediately after the reverse stock split. For the purposes of clarity, the Company is to enter into a series of transactions to effect, or have substantially the effect of a reverse merger with Dalian Fushi Bimetallic Manufacturing Company, Ltd. (the "Reverse Merger"). Following the Reverse Merger, the Company will accomplish a reverse stock split such that, upon conversion of all Company preferred stock, there shall be approximately 20,000,000 shares of Company common stock outstanding. The exercise price of the warrant shall be $0.01 per share and the warrant shall have a term of five years. The form of warrant to be issued to Consultant is annexed hereto as Exhibit A.

            4.2 Whenever the Company shall propose to file a registration statement under the Securities Act of 1933, as amended, relating to the public offering of Company common stock for sale for cash for its own account, or a re-sale registration statement for the sale of stock held by other shareholders or by employees or consultants to the Company (a "Registration Statement"), the Company shall give written notice to Consultant at least fifteen (15) business days prior to the anticipated filing thereof, specifying the approximate date on which the Company proposes to file such Registration Statement and the intended method of distribution in connection therewith, and advising the Consultant of his right to have any or all of the Registrable Securities, as defined below, then held by Consultant included among the securities to be covered by such Registration Statement (the "Piggy-Back Rights"). For the purposes of this Section, "Registrable Securities" shall mean all common stock issuable to Consultant, upon exercise of the warrant received by him pursuant to the terms of this Agreement.

      5. Independent Contractor. The Consultant agrees to perform his services hereunder as an independent contractor and not as an employee of the Company, its subsidiaries or affiliates. The Consultant is not granted any right or authority or responsibility, expressed, implied or apparent, on behalf of or in the name of the Company to bind, or act on behalf of, the Company.

      6. Confidential Information. (a) All information which the Consultant may now possess, may obtain during or after the term of this Agreement, or may create prior to the end of the term of this Agreement relating to the business of the Company or its subsidiaries or of any of their respective customers or vendors (collectively, the Confidential Information) shall be the property of the Company and shall not be published, disclosed, or made accessible by it to any other person, firm or corporation either during or after the term of this Agreement or used by it, except during the term of this Agreement in the business and for the benefit of the Company without the prior written consent of the Company. The Consultant shall return all tangible evidence of such Confidential Information to the Company prior to or at the end of the term of this Agreement.

      (b) Section 6(a) does not apply to information that is presently a matter of public knowledge, which is or becomes available on a non-confidential basis from a source which is not known to be prohibited from disclosing such information, or which was legally in the Consultant's possession without obligation of confidentiality prior to disclosure by the Company.


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

      (c) In the event that the Consultant is requested or required by legal or regulatory authority to disclose any Confidential Information, the Consultant shall promptly notify the Company of such request or requirement prior to disclosure so that the Company, its subsidiaries or affiliates may seek an appropriate protective order and/or waive compliance with the terms of this Agreement.

      (d) The Company and the Consultant acknowledge that the Company, its subsidiaries or affiliates would not have an adequate remedy at law for money damages if the covenants contained in this provision were breached. Accordingly, the Company, its subsidiaries or affiliates shall be entitled to an injunction restraining the Consultant from violating this Section 6.

      7. Modifications. No amendment or modification to this Agreement shall be effective unless made in writing.

      8. Assignment. This Agreement and all of the Consultant's rights, duties and obligations under this Agreement are personal in nature and shall not be subcontracted, assigned, delegated or otherwise disposed of by the Consultant without the prior written consent of the Company.

      9. Notice. All notices required under this Agreement shall be deemed given when sent by overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic, electronic means and confirmed by overnight courier or registered or certified mail addressed to the address set forth in the preamble to this Agreement. Either party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other party.

      10. Law and Venue. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without regard to conflicts of law provisions. Any litigation between the parties shall be conducted in the state or federal courts of the State of New York.

      11. Waiver of Trial by Jury. The Company and the Consultant hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation based hereon, or arising out of, under or in connection with this agreement. This provision is a material inducement for the parties entering into this agreement.

      12. Headings. The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

      13. Non-Waiver. No waiver of any provision of this Agreement shall be deemed to be nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.


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      14. Cumulative Remedies. All rights and remedies of the parties under this
Agreement shall be cumulative, and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.

      15. Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

      16. Survival. The obligations of the parties hereunder which by their nature survive the termination of this Agreement and/or the completion of the Work hereunder, shall survive and inure to the benefit of the parties. Those provisions of this Agreement which provide for the limitation of or protection against liability shall apply to the full extent permitted by law and shall survive termination of this Agreement and/or completion of the Work.

      17. Complete Agreement. This Agreement constitutes the entire and final agreement and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties, whether oral, written or implied with respect to the subject matter hereof. The inclusion of this provision has been a material inducement for each of the parties to enter into this Agreement.

      18. Publicity. The Consultant shall not make any public disclosures regarding the Company, its subsidiaries or affiliates or the project for which he is performing the Work without the prior approval of the Company.


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

      The parties have executed this Agreement effective as of the day and year first above written.

PARALLEL TECHNOLOGIES, INC.

By: /s/ Glenn A. Little
   ---------------------------
    Glenn A. Little

/s/ Glenn A. Little
------------------------------
Glenn A. Little


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                                    EXHIBIT A

      THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

                        WARRANT TO PURCHASE COMMON STOCK

                                       of

                           PARALLEL TECHNOLOGIES, INC.

      This Warrant (the "Warrant") is issued to Glenn A. Little ("Holder") by Parallel Technologies, Inc., a Nevada Corporation (the "Company"), on ________________, 2005 (the "Warrant Issue Date") for the consideration stated in the Consulting Agreement between the Company and Holder. ("Warrant Purchase Agreement") dated November __, 2005, receipt of which is hereby acknowledged.

      1. Purchase Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing), to purchase from the Company _________________ shares of _____________________ Common Stock of the Company (the "Warrant Shares") at the Exercise Price (defined below), subject to adjustment as provided in Section 7 below.

      2. Exercise Price. The exercise price for the Warrant Shares shall be $0.01 per Warrant Share, as adjusted from time to time pursuant to Section 8 hereof (the "Exercise Price").

      3. Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending on the earlier of (i) the fifth anniversary of the date hereof, (ii) immediately preceding a Change of Control. The term "Change of Control" shall mean (a) the acquisition of the Company pursuant to a consolidation of the Company with or merger of the Company with or into any other person in which the Company is not the surviving corporation (other than a reincorporation);(b) the sale of all or substantially all of the assets of the Company to any other person. In the event of a Change of Control, the Company shall provide the Holder with thirty (30) days' prior written notice of the event constituting the Change of Control. Further, in the event of a Change of Control whereby (i) the consideration to be received by Holder in the event of Change of Control in respect of the Common Stock exceeds the exercise price of the Warrant, and (ii) Holder has not notified the Company of Holder's intent to exercise the Warrant within the 30 days' notice provision contained in this Section 3, then, the Warrant shall be deemed automatically exercised as of the closing of the event constituting the Change of Control.


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

      4. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

            (a) the surrender of the Warrant, together with a duly executed copy of the form of Notice of Exercise attached hereto, to the Secretary of the Company at its principal offices; and

            (b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

      5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within thirty
(30) days of the delivery of the notice of exercise.

      6. Issuance of Shares. The Company covenants that the Warrant Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

      7. Adjustment of Exercise Price and Kind and Number of Shares. The number and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

            (a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant (i) subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock,
      (ii) issue additional shares of its Common Stock or other equity securities as a dividend with respect to any shares of its Common Stock, or (iii) declare a cash dividend with respect to any shares of its Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock or cash dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

            (b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant (subject to adjustment of the Exercise Price as provided in Section 7), the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a Holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

            (c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

            (d) Issuance of New Warrant. Upon the occurrence of any of the events listed in this Section 7 that results in an adjustment of the type, number or exercise price of the securities underlying this Warrant, the Holder shall have the right to receive a new warrant reflecting such adjustment upon the Holder tendering this Warrant in exchange. The new warrant shall otherwise have terms identical to this Warrant.

      8. Reservation of Shares. Pursuant to the terms and conditions of this Warrant, Company shall reserve an appropriate number of shares of Company's Common Stock to facilitate the issuance of Warrant Shares to Holder pursuant to this Warrant.

      9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

      10. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the shares of Common Stock issuable on the exercise hereof, including (without limitation) the right to vote such shares of Common Stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 10 shall limit the right of the Holder to be provided the Notices required under this Warrant.

      11. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

      12. Notices. All notices required under this Warrant shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service, or
(iii) five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address of the Holder on the books of the Company (or at such other place as the Holder shall notify the Company hereof in writing).

      13. Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

      14. Governing Law. This Warrant shall be governed by the laws of the State of New York as applied to agreements among New York residents made and to be performed entirely within the State of New York.

      IN WITNESS WHEREOF, Parallel Technologies, Inc. caused this Warrant to be executed by an officer thereunto duly authorized.

                                          PARALLEL TECHNOLOGIES, INC.

                                          By:
                                             --------------------------

                                          Name:
                                               ------------------------

                                          Address:
                                                  ---------------------

                                          -----------------------------

                                          Fax Number:
                                                     ------------------

                CONFIDENTIAL DRAFT - FOR DISCUSSION PURPOSES ONLY

                             Draft: November 2, 2005

                               NOTICE OF EXERCISE

To:_________________

            The undersigned hereby elects to purchase _________________ shares of Common Stock of Parallel Technologies, Inc., pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanies this notice.

            The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

                                 WARRANTHOLDER:

                                 -----------------------------------------


                                 By:
                                    --------------------------
                                         [NAME]

                              Address:
                                      ---------------------------

                              -----------------------------------

                              -----------------------------------

Date:
     --------------------

Name in which shares should be registered:
                                          -------------------


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